Exhibit 99.1

REDMOND, WA / ACCESSWIRE / August 4, 2021 / MicroVision, Inc. (NASDAQ:MVIS), a leader in MEMS based solid state automotive lidar and micro-display technology for augmented reality, today announced its second quarter 2021 results.

Revenue for the second quarter of 2021 was $0.7 million, compared to $0.6 million for the second quarter of 2020. MicroVision's net loss for the second quarter of 2021 was $15.0 million, or $0.09 per share, which includes $7.9 million of non-cash compensation expense, compared to a net loss of $2.3 million, or $0.02 per share, which includes $0.2 million of non-cash compensation expense, for the second quarter of 2020.  Cash used in operations in the second quarter of 2021 was $6.7 million, compared to cash used in operations in the second quarter of 2020 of $2.9 million. The Company ended the second quarter of 2021 with $135.3 million in cash and cash equivalents, compared to $16.9 million at the end of the fourth quarter of 2020.

"During the second quarter we provided potential customers, which included OEM, Tier 1 and Mobility-as-a-Service companies, with performance data from outdoor testing results and deeper evaluation of our product, technology and differentiated IP," said Sumit Sharma, MicroVision's Chief Executive Officer. "The feedback we've received from potential customers so far has been very positive. With our proprietary active scan locking architecture based on proven technologies, we believe our lidar meets and exceeds their product expectations and will be the most cost effective lidar product to address their needs. We expect our LRL product family will be available for sale, in small quantities, beginning in the fourth quarter of 2021."

Financial Results Webcast

MicroVision will host a webcast which will start at 2:00 p.m. Pacific Time on Wednesday, August 4, 2021. The webcast can be accessed from the Investor Relations section of MicroVision's website on the Investor Relations Events Calendar page at https://ir.microvision.com/news-events/ir-calendar/detail/9856/q2-2021-financial-and-operating-results-call. Investors may submit questions for management in advance to IR@MicroVision.com or beginning 10 minutes before or during the live webcast on August 4, 2021, from the webcast link. The webcast will be available for rebroadcast from the Investor Relations section of MicroVision's website on the Investor Relations Calendar page.

About MicroVision

MicroVision is a pioneering company in MEMS based laser beam scanning technology that integrates MEMS, lasers, optics, hardware, algorithms and machine learning software into its proprietary technology to address existing and emerging markets. The Company's integrated approach uses its proprietary technology to provide solutions for automotive lidar sensors, augmented reality micro-display engines, interactive display modules and consumer lidar modules.

For more information, visit the Company's website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc or follow MicroVision on Twitter at @MicroVision.

MicroVision is a trademark of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including the Company's plans for product sales, progress on development, ability to meet and exceed customer expectations, cost effectiveness and statements using words such as "expect" "will" and "believe" are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include the risk its ability to operate with limited cash or to raise additional capital when needed; market acceptance of its technologies and products or for products incorporating its technologies; the failure of its commercial partners to perform as expected under its agreements, including from the impact of COVID-19 (coronavirus); its financial and technical resources relative to those of its competitors; its ability to keep up with rapid technological change; government regulation of its technologies; its ability to enforce its intellectual property rights and protect its proprietary technologies; the ability to obtain customers and develop partnership opportunities; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market its products; potential product liability claims; its ability to maintain its listing on The Nasdaq Stock Market, and other risk factors identified from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect the Company. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this release may affect the Company to a greater extent than indicated. Except as expressly required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)
	June 30,	December 31,
	2021	2020

Assets
Current Assets
Cash and cash equivalents	$135,288	$16,862
Inventory	151	-
Other current assets	885	698
Total current assets	136,324	17,560

Property and equipment, net	2,742	1,883
Operating lease right-of-use asset	753	946
Restricted cash	435	435
Intangible assets, net	139	164
Other assets	24	18
Total assets	$140,417	$21,006

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,540	$630
Accrued liabilities	641	495
Contract liabilities	6,540	7,765
Current portion of long-term debt	968	431
Current portion of operating lease liability	686	676
Current portion of finance lease obligations	24	31
Total current liabilities	10,399	10,028

Long term debt, net of current portion	621	1,151
Operating lease liability, net of current portion	467	774
Finance lease obligations, net of current portion	33	44
Total liabilities	11,520	11,997

Commitments and contingencies

Shareholders' Equity
Common stock at par value	164	153
Additional paid-in capital	736,159	601,224
Subscriptions receivable	-	(6,135)
Accumulated deficit	(607,426)	(586,233)
Total shareholders' equity	128,897	9,009
Total liabilities and shareholders' equity	$140,417	$21,006

MicroVision, Inc. Statement of Operations (In thousands, except earnings per share data) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020

Product revenue	$-	$-	$-	$1,247
License and royalty revenue	746	572	1,225	784
Contract revenue	-	15	-	25
Total revenue	746	587	1,225	2,056

Cost of product revenue	(31)	(1)	(36)	1,394
Cost of contract revenue	-	-	-	4
Total cost of revenue	(31)	(1)	(36)	1,398

Gross margin	777	588	1,261	658

Research and development expense	7,376	1,607	11,838	5,290
Sales, marketing, general and administrative expense	8,355	1,280	10,602	3,051
Gain on disposal of fixed assets	-	-	-	(450)
Total operating expenses	15,731	2,887	22,440	7,891

Loss from operations	(14,954)	(2,299)	(21,179)	(7,233)

Other expense, net	(8)	(5)	(14)	(5)

Net loss	$(14,962)	$(2,304)	$(21,193)	$(7,238)

Net loss per share - basic and diluted	$(0.09)	$(0.02)	$(0.13)	$(0.05)

Weighted-average shares outstanding - basic and diluted	158,818	140,107	157,136	133,661

Investor Relations Contact

David H. Allen

Darrow Associates, Inc.

408.427.4463

dallen@darrowir.com

SOURCE: MicroVision, Inc